UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2012

Digital Domain Media Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (772) 345-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)  As previously disclosed on a Current Report on Form 8-K filed by Digital Domain Media Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 8, 2012, the Company issued, on May 7, 2012, a total of six senior secured convertible notes, in the aggregate original principal amount of $35 million (collectively, the “Senior Notes”), to a group of institutional investors.  The Senior Notes contain a number of affirmative and negative covenants, including a covenant (the “Available Cash Covenant”) requiring the Company to maintain certain minimum levels of Available Cash (as defined in the Senior Notes) as of certain specified measurement dates (collectively, the “Measurement Dates”).

In a Current Report on Form 8-K filed by the Company with the SEC on August 15, 2012, the Company disclosed that it had, on August 14, 2012, effective as of July 31, 2012, entered into  separate Second Amendment Agreements with each of the holders of the Senior Notes (collectively, the “Second Amendment Agreement”).  Pursuant to the terms of the Second Amendment Agreement, the Company and the holders of the Senior Notes amended the Senior Notes to change the second Measurement Date from July 31, 2012 to August 20, 2012.

On August 21, 2012, each of the holders of the Senior Notes severally notified the Company in writing that the Senior Notes were in default, asserting, inter alia, that the Company had failed to satisfy the terms of the Available Cash Covenant applicable as of August 20, 2012, resulting in an immediate acceleration of all amounts owing under the Senior Notes, consisting of (i) aggregate outstanding principal of $35 million, and (ii) accrued interest, make-whole amounts (representing the amount of future interest payments foregone as the result of such acceleration), and other amounts owing thereunder aggregating an additional minimum amount of approximately $16 million, for a total minimum amount due thereunder of approximately $51 million.  Simultaneously with the delivery of these notices of default, the holders of the Senior Notes severally advised the Company in writing that they were electing to forbear from collecting any amounts owing under the Senior Notes until such time as those elections were withdrawn.  Each of those elections was withdrawn as of August 28, 2012.  The Company and the holders of the Senior Notes are continuing to negotiate the terms of an extended forbearance arrangement, while the Company explores its options with respect to refinancing all or a portion of its obligations under the Senior Notes.  There can be no assurance that the Company will be successful in its attempt to secure extended forbearance agreements with the holders of the Senior Notes; in the event that the Company were not to be successful in this regard, the holders of the Senior Notes may elect to pursue all of their available remedies under the Senior Notes arising as the result of an Event of Default (as defined therein), including, without limitation, foreclosing on the first-priority security interest in all of the personal property of the Company and its subsidiaries held by the Collateral Agent (as defined in the Senior Notes) for the benefit of the holders of the Senior Notes.

The Company is currently evaluating (i), in conjunction with the holders of the Senior Notes, a term sheet received from an institutional investor proposing a senior secured debt financing transaction that would potentially refinance the Company’s obligations under the Senior Notes as well as provide operating funds to the Company, and (ii) a term sheet received from a business partner of the Company relating to a significant equity investment in an operating subsidiary of the Company; there can be no assurance, however, that either of these transactions will be consummated, or, if consummated, that they will be on terms satisfactory to the Company.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On August 29, 2012, the Board of Directors (the “Board”) of the Company voted to appoint Michael Katzenstein, effective immediately, the Interim Chief Operating Officer of the Company, and in such capacity to report to the recently formed Special Committee of the Board described in Item 8.01 of this Current Report on Form 8-K, and directed him to perform his services subject to the oversight and ultimate authority of such Special Committee.  Mr. Katzenstein is a Senior Managing Director of FTI Consulting, Inc. (“FTI”), and this appointment was made pursuant to the terms of a consulting agreement between the Company and FTI (the “Consulting Agreement”).

Mr. Katzenstein, age 53, has served as a Senior Managing Director of FTI since January 2010.  While working with FTI, Mr. Katzenstein has served as interim chief executive officer, chief operating officer or chief restructuring officer to numerous FTI clients.  Prior to joining FTI, Mr. Katzenstein served as a founding principal of CXO, LLC, a boutique turnaround and interim management and restructuring advisory firm the business of which was acquired by FTI.  Mr. Katzenstein has served on the boards of directors of GSI Group, a leading manufacturer of opto-electronic and opto-mechanical components, equipment and systems, and of Sun-Times Media Group, which owned and operated more than 30 newspaper titles in the greater Chicago market, as part of services provided by FTI.  He also served as chairman of the board of directors of RCN, a business/enterprise CLEC and provider of retail triple play broadband services in major U.S. markets.  Mr. Katzenstein holds a J.D. from Boston University School of Law and a B.A. in political science from the State University of New York, Binghamton.

The Company and Mr. Katzenstein are not entering into an employment agreement.  Mr. Katzenstein is not to receive any salary, employee benefits or any other form of compensation directly from the Company in connection with his services as its Interim Chief Operating Officer; the only compensation payable to him in connection with such services will be paid by FTI.  Mr. Katzenstein does not have any family relationship with any director or executive officer of the Company.  Other than in connection with the Consulting Agreement, through his relationship with FTI, he has not had, and does not have, any direct or indirect material interest in any transaction or currently proposed transaction in which the Company was, is or is to be a party in which the amount involved exceeded or exceeds $120,000.

Item 8.01  Other Events.

Establishment of Special Committee of the Board

On August 22, 2012, the Board voted unanimously to establish a special committee of the Board, consisting solely of disinterested and independent members thereof, to review and evaluate the full range of strategic alternatives available to maximize the value of the Company (the “Special

Committee”).  The Special Committee consists of three independent members of the Board, each of whom has been appointed to serve on the Special Committee for so long as necessary to carry out the functions and exercise the powers expressly granted to the Special Committee by the Board.  The resolutions of the Board establishing the Special Committee expressly authorize and empower the Special Committee to take any and all actions, in connection with the Special Committee’s review and evaluation of such strategic alternatives, that it may determine to be necessary, advisable or appropriate, and, to the full extent permitted by applicable law and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to exercise the full authority of the Board in respect thereof.  In addition, the Board authorized the Special Committee to retain, at the sole cost and expense of the Company, such financial, legal, accounting, investment banking, consulting or other advisors as the Special Committee may select to assist the Special Committee in its review and evaluation of strategic alternatives and to advise and assist it in connection with all other matters relating to the strategic alternative review process as the Special Committee determines to be necessary, advisable or appropriate. The authorizing resolutions of the Board establishing the Special Committee specifically provide for the Company to indemnify and hold harmless each member of such committee (to the fullest extent permitted by applicable law) in connection with his service as a member of such committee.

On August 29, 2012, the Chairman of the Board, who is also a member of the Company’s management, filed a Schedule 13D with the SEC in which he indicated that he is considering making a proposal of a strategic alternative transaction with the Company in which he or entities affiliated with him might participate (the “Possible 13D Transaction”).  The authorizing resolutions of the Board establishing the Special Committee specifically provide that, so long as the Special Committee shall continue to exist, the Board shall not have any authority to approve, or to recommend to the Company’s shareholders, the Possible 13D Transaction, or any other strategic alternative transaction, in the absence of a favorable recommendation of such transaction by the Special Committee.

Liquidity Update

As previously disclosed in its public filings with the SEC, the Company has been operating, and continues to operate, with substantial negative working capital.  The Company is working to locate additional external sources of debt and/or equity capital, while it continues to negotiate with the holders of the Senior Notes the terms of an extended forbearance agreement (as described in Item 2.04 of this Current Report on Form 8-K).  The Company is currently evaluating (i), in conjunction with the holders of the Senior Notes, a term sheet received from an institutional investor proposing a senior secured debt financing transaction that would potentially refinance the Company’s obligations under the Senior Notes as well as provide operating funds to the Company, and (ii) a term sheet received from a business partner of the Company relating to a significant equity investment in an operating subsidiary of the Company; there can be no assurance, however, that either of these transactions will be consummated, or, if consummated, that they will be on terms satisfactory to the Company. In addition to its ongoing attempts to raise additional capital, the Company is considering a broad set of solutions to improve its liquidity, including, in consultation with its newly appointed Interim Chief Operating Officer, measures to reduce costs and improve efficiency.  The Company and the Special Committee are also currently evaluating a number of other strategic alternatives that would potentially generate cash, including, without limitation, the sale of all or a portion of certain operating units, and the sale of non-core assets such as the Company’s patent portfolio.  Although the Company’s intent is to improve its operating efficiencies and to obtain additional financing during the period that it is evaluating these strategic alternatives, there can be no assurance that it will be able to obtain such financing on satisfactory terms, if at all, or to sufficiently reduce costs so that it is in a position to fund its operating expenses with revenues from operations.  An inability to quickly access additional sources of liquidity to fund the Company’s current operating cash needs would materially adversely affect its financial condition and would require it to seek relief or protection from its creditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: September 4, 2012	By:	/s/ John C. Textor
John C. Textor
Chief Executive Officer and Chairman of the Board of Directors